EXHIBIT 10.17


                                AMENDMENT



     This is an Amendment ("Amendment") dated August 3, 1998, to that certain Agreement dated April 6, 1998 by and between Entropin, Inc. ("Entropin"), a Colorado corporation and Western Center for Clinical Studies, Inc. ("WCCS"), a California corporation.

     Article IV of the Agreement entitled "COMPENSATION TO WCCS" is hereby amended to include the following provision:

     4.3 ACCELERATION OF COMPENSATION: In the event that WCCS performs all of the terms and conditions of this Agreement for which it is obligated prior to January 5, 2001 (the "Completion Date"): (i) all payments pursuant to Section 4.1 shall be accelerated to the Completion Date; and, (ii) the Exercise Date of any stock options set forth in Section 4.2 which is subsequent to the Completion Date shall be accelerated to the Completion Date.

     Article VI of the Agreement entitled "DIRECTORS AND OFFICERS LIABILITY INSURANCE" is hereby amended as follows:

     6.1 DIRECTORS AND OFFICERS LIABILITY INSURANCE: During the Term, Entropin shall maintain directors and officers insurance in the aggregate amount of not less than Three Million Dollars ($3,000,000.00). Such directors and officers insurance policy shall be a claims made policy. If at any time the directors and officers insurance policy required hereby is not in effect, none of WCCS personnel, Daniel L. Azarnoff, M.D., Roy S. Azarnoff, Ph.D., or Lois Rezler, Ph.D., shall have any obligation or duty to

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          perform any services for Entropin in their capacity as an officer or director as contemplated by paragraph 3.2 of this Agreement. Entropin agrees to maintain "tail" insurance covering Drs. Azarnoff and Rezler for not less than two (2) years after the termination of this Agreement.

     6.2 INDEMNIFICATION: WCCS agrees to indemnify, defend, and hold harmless Entropin, its employees, subcontractors or agents, for any and all claims, demands and expenses, including litigation costs, arising out of, or in any way resulting from or connected with the services or work provided by WCCS, its employees, subcontractors or agents.

          It is agreed that this indemnity agreement shall include any claim, demand or expense incurred arising out of, resulting from or in any way connected with the services provided by WCCS, its employees, subcontractors or agents for which WCCS, its employees, subcontractors, or agents is solely legally liable.

          It is agreed that WCCS shall carry a general liability policy and a products liability policy, each naming Entropin, its employees, subcontractors and agents as additional Insureds. The policies shall be in force for a period of not less than two (2) years after the termination of the Agreement and shall have limits of not less than $2 million dollars. It is the responsibility of WCCS to provide Entropin with the Certificate of Insurance and certified copies of the policies. In the event that the aggregate limit of either policy is reduced below the agreed limit of $2 million dollars, it is the responsibility of WCCS to purchase additional limits to comply with the terms of this Agreement.

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IN WITNESS WHEREOF, the undersigned have entered into this AMENDMENT effective August 3, 1998.

WESTERN CENTER FOR CLINICAL
   STUDIES, INC.                        ENTROPIN, INC.


By:        /s/ LOIS REZLER              By:  /s/ HIGGINS D. BAILEY
          --------------------------         --------------------------
          Lois Rezler                        Higgins D. Bailey
          President                          Chairman

Date: 8/3/98                            Date: 8-3-98









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